Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

February 14, 2011

McCannSF | iPath | End of Year DM | Copy/Layout R5 2

Tchotchke Pieces DM

Upon opening the OE, you see the booklet. The booklet is

4.4” x 6.6”. The booklet is fugitive glued to the inside

platform. The tchotchke box sits in a secure well. Shown

at 100%.

John Q. Sample

Address 1

Address 2

Anytown, CA 123456789

Tired of creating piecemeal investment solutions?

iPath® has an answer.

OE Inside OE Inside OE

What if you could find a response

to inflation, deflation,

commodities, bull markets,

bear markets, currency fluctuations

and yield curves —all in one box?

Would you open it?

Know Your iPath® ETNs.

iPath® Dow Jones-UBS

Precious Metals

Subindex Total ReturnSM ETN

Call 1-877-764-7284

Know Your iPath® ETNs.

DTUL

iPath® US Treasury

2-year Bull ETN

JO

iPath® Dow Jones-UBS Coffee

Subindex Total ReturnSM ETN

3

Tchotchke Box

The box is 2.36” x 2.36” and 1.14” deep and will be made

of clear acrylic. Inside, a z-folded tchotchke key clearly

explains which tchotchke is linked to which product.

Shown at 100%.

Tchotchke Illustrations:

Call 1-877-764-7284

McCannSF | iPath | End of Year DM | Copy/Layout R5

Front

Back

Know Your iPath® ETNs.

DTUL

iPath® US Treasury

2-year Bull ETN

DTUS

iPath® US Treasury

2-year Bear ETN

OIL

iPath® S&P GSCI®

Crude Oil

Total Return Index ETN

JJP

iPath® Dow Jones-UBS

Precious Metals

Subindex Total ReturnSM ETN

JJC

iPath® Dow Jones-UBS

Copper Subindex

Total ReturnSM ETN

JO

iPath® Dow Jones-UBS Coffee

Subindex Total ReturnSM ETN

To learn more, call 1-877-764-7284. Or visit iPathETN.com

To learn more, call 1-877-764-7284. Or visit iPathETN.com

Booklet

The Product List is a pre-perforated tear-off, so it can be kept handy for quick reference. The whole booklet is finished with a laminate for durability. Shown at 90%.

Inside Cover

Tear-off Product List


iPath

ETNs from iPath®.
We put the pieces together for you.

Complex times call for sophisticated answers. iPath ETNs deliver access to a wide array of commodities, strategies and hard-to-reach assets with a single trade. So you'll have the pieces you need to execute your ideas at your fingertips.

Call 1-877-764-7284
Or visit iPathETN.com

BARCLAYS

iPath

iPATH® EXCHANGE TRADED NOTES (ETNs)
Product List December 2010

iPATH ALTERNATIVE ETNs	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPath® Global Carbon ETN	GRN	0.75%	6/24/38
iPATH EMERGING MARKET ETN			
iPath® MSCI India Index™ ETN[2]	INP	0.89%	12/18/36
iPATH EXCHANGE RATE ETNs			
iPath® EUR/USD Exchange Rate ETN	ERO	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	0.40%	5/14/37
iPATH FIXED INCOME ETNs			
iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20
iPATH STRATEGY ETNs			
iPath® CBOE S&P 500 BuyWrite Index™ ETN	BWV	0.75%	5/28/37
iPath® Optimized Currency Carry ETN	ICI	0.65%	1/28/38

iPATH COMMODITY ETNs	TICKER	YEARLY FEE[1]	MATURITY DATE
BROAD			
iPath® Dow Jones-UBS Commodity Index Total Return℠ ETN	DJP	0.75%	6/12/36
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36
SECTOR			
iPath® Dow Jones-UBS Agriculture Subindex Total Return℠ ETN	JJA	0.75%	10/22/37
iPath® Dow Jones-UBS Energy Subindex Total Return℠ ETN	JJE	0.75%	10/22/37
iPath® Dow Jones-UBS Grains Subindex Total Return℠ ETN	JJG	0.75%	10/22/37
iPath® Dow Jones-UBS Industrial Metals Subindex Total Return℠ ETN	JJM	0.75%	10/22/37
iPath® Dow Jones-UBS Livestock Subindex Total Return℠ ETN	COW	0.75%	10/22/37
iPath® Dow Jones-UBS Precious Metals Subindex Total Return℠ ETN	JJP	0.75%	6/24/38
iPath® Dow Jones-UBS Softs Subindex Total Return℠ ETN	JJS	0.75%	6/24/38
SINGLE COMMODITIES			
iPath® Dow Jones-UBS Aluminum Subindex Total Return℠ ETN	JJU	0.75%	6/24/38
iPath® Dow Jones-UBS Cocoa Subindex Total Return℠ ETN	NIB	0.75%	6/24/38
iPath® Dow Jones-UBS Coffee Subindex Total Return℠ ETN	JO	0.75%	6/24/38
iPath® Dow Jones-UBS Copper Subindex Total Return℠ ETN	JJC	0.75%	10/22/37
iPath® Dow Jones-UBS Cotton Subindex Total Return℠ ETN	BAL	0.75%	6/24/38
iPath® Dow Jones-UBS Lead Subindex Total Return℠ ETN	LD	0.75%	6/24/38
iPath® Dow Jones-UBS Natural Gas Subindex Total Return℠ ETN[2]	GAZ	0.75%	10/22/37
iPath® Dow Jones-UBS Nickel Subindex Total Return℠ ETN	JJN	0.75%	10/22/37
iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN[2]	PGM	0.75%	6/24/38
iPath® Dow Jones-UBS Sugar Subindex Total Return℠ ETN	SGG	0.75%	6/24/38
iPath® Dow Jones-UBS Tin Subindex Total Return℠ ETN	JJT	0.75%	6/24/38
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	0.75%	8/14/36

iPATH LEVERAGED EQUITY ETNs	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath® Long Extended Russell 1000® TR Index ETN	ROLA	0.50%	11/30/20
iPath® Short Extended Russell 1000® TR Index ETN	ROSA	0.50%	11/30/20
iPath® Long Extended Russell 2000® TR Index ETN	RTLA	0.50%	11/30/20
iPath® Short Extended Russell 2000® TR Index ETN	RTSA	0.50%	11/30/20
iPath® Long Enhanced MSCI EAFE® Index ETN	MFLA	0.80%	11/30/20
iPath® Short Enhanced MSCI EAFE® Index ETN	MFSA	0.80%	11/30/20
iPath® Long Enhanced MSCI Emerging Markets Index ETN	EMLB	0.80%	11/30/20
iPath® Short Enhanced MSCI Emerging Markets Index ETN	EMSA	0.80%	11/30/20
iPath® Long Extended S&P 500® TR Index ETN	SFLA	0.35%	11/30/20
iPath® Short Extended S&P 500® TR Index ETN	SFSA	0.35%	11/30/20
iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN	VZZ	0.89%	11/30/20

All iPath ETNs trade on NYSE Arca™ and are eligible for short sales.

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

BARCLAYS

McCannSF | iPath | End of Year DM | Copy/Layout R5 4

McCannSF | iPath | End of Year DM | Copy/Layout R5 5

Booklet cont’d.

Shown at 90%.

Back of Booklet

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM” and “500” are

trademarks of S&P, and “BuyWrite” and “CBOE” are trademarks of the Chicago Board

Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor the CBOE make any representation regarding the advisability of investing in the Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM,” “S&P 500

VIX Short-Term FuturesTM” and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of S&P and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”), and has

been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

“Barclays Capital Intelligent Carry IndexTM” and the “USD Intelligent Carry IndexTM”

are trademarks of Barclays Bank PLC.

“Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index

Total ReturnTM” are trademarks of Barclays Bank PLC.

“Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM,” “Barclays Capital 2Y US

Treasury Futures Targeted Exposure IndexTM,” “Barclays Capital 10Y US Treasury

Futures Targeted Exposure IndexTM” and “Barclays Capital Long Bond US Treasury

Futures Targeted Exposure IndexTM” are trademarks of Barclays Bank PLC.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell

Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank

Russell Company makes no representation regarding the advisability of investing in the Securities.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0315-0111

Not FDIC Insured • No Bank Guarantee • May Lose Value

With short sales, you risk paying more for a security than you received from its sale. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk

Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays

Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the

Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus.

Commissions may apply and there are tax consequences in the event of sale,

redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes,

a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS

Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,”

“Dow Jones Indexes,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,”

“Dow Jones-UBS Commodity Index Total ReturnSM,” “Dow Jones-UBS Agriculture

Subindex Total ReturnSM,” “Dow Jones-UBS Aluminum Subindex Total ReturnSM,”

“Dow Jones-UBS Cocoa Subindex Total ReturnSM,” “Dow Jones-UBS Coffee Subindex

Total ReturnSM,” “Dow Jones-UBS Copper Subindex Total ReturnSM,” “Dow Jones-UBS

Cotton Subindex Total ReturnSM,” “Dow Jones-UBS Energy Subindex Total ReturnSM,”

“Dow Jones-UBS Grains Subindex Total ReturnSM,” “Dow Jones-UBS Industrial

Metals Subindex Total ReturnSM,” “Dow Jones-UBS Lead Subindex Total ReturnSM,”

“Dow Jones-UBS Livestock Subindex Total ReturnSM,” “Dow Jones-UBS Natural Gas

Subindex Total ReturnSM,” “Dow Jones-UBS Nickel Subindex Total ReturnSM,” “Dow

Jones-UBS Platinum Subindex Total ReturnSM,” “Dow Jones-UBS Precious Metals

Subindex Total ReturnSM,” “Dow Jones-UBS Softs Subindex Total ReturnSM,” “Dow

Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total

ReturnSM” are servicemarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”),

and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The

Securities based on the indexes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes,

or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indexes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indexes particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates, and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any

MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P GSCI®

Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of

Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by

Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by

S&P. S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the

S&P GSCI® to track general stock market performance.

What if you could find a response

to inflation, deflation,

commodities, bull markets,

bear markets, currency fluctuations

and yield curves —all in one box?

Would you open it?